EXHIBIT 99.6

To our Clients:

The enclosed Election Form and Letter of Transmittal is being sent to you in connection with the Agreement and Plan of Merger, dated as of June 11, 2008, and amended by Amendment No. 1 thereto, dated as of September 9, 2008, by and among Invitrogen Corporation (“Invitrogen”), Atom Acquisition, LLC and Applied Biosystems Inc., formerly known as Applera Corporation (“ABI”) (the “Merger Agreement”), pursuant to which, subject to the fulfillment of certain conditions, ABI will be merged with and into Atom Acquisition, LLC and become a wholly-owned subsidiary of Invitrogen. Pursuant to the Merger Agreement and subject to the terms and conditions set forth in the Merger Agreement, the joint proxy statement/prospectus, which was sent to you separately, and the Election Form and Letter of Transmittal, you have been asked to elect the form of merger consideration you wish to receive for your shares of common stock, par value $0.01 per share, of Applied Biosystems Inc. (“Applied Biosystems common stock”).

We are the holder of record of shares of Applied Biosystems common stock for your account. An election of the consideration to be received for such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Election Form and Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares of Applied Biosystems common stock held by us for your account.

Holders of Applied Biosystems common stock are being given the opportunity to elect the form of consideration to be received by them in the merger. Holders of Applied Biosystems common stock may elect to have each of their shares of Applied Biosystems common stock converted into the right to receive (1) $17.10 in cash and 0.4543 shares of common stock of Invitrogen (a “Mixed Election”), subject to adjustment and proration as described in the joint proxy statement/prospectus OR (2) $38.00 in cash, without interest (a “Cash Election”), subject to proration as described in the joint proxy statement/prospectus OR (3) 0.8261 shares of Invitrogen common stock (a “Stock Election”), subject to adjustment and proration as described in the joint proxy statement/prospectus.

We request instructions as to whether you wish us to make the Mixed Election, the Cash Election or the Stock Election for each share of Applied Biosystems common stock held by us for your account, upon the terms and conditions set forth in the joint proxy statement/prospectus and the Election Form and Letter of Transmittal. Please instruct us to make a Mixed Election, a Cash Election or a Stock Election by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you do not make an election, you will be deemed to have made a Mixed Election for each share of Applied Biosystems common stock that you own.

Invitrogen and ABI will publicly announce the anticipated Election Deadline at least five business days before the anticipated closing date of the merger. Your instructions should be forwarded to us in ample time to permit us to submit an election on your behalf prior to the Election Deadline. We have enclosed a pre-addressed envelope for your convenience. Please allow ample time for delivery of your instructions to us.

Please read carefully the joint proxy statement/prospectus relating to the merger and the enclosed Election Form and Letter of Transmittal. If you require assistance, you should consult your financial, tax or other professional advisors.

Thank you for your time in reviewing this request.

Very truly yours,

Instructions with Respect to the Election of Consideration for shares of Applied Biosystems Common Stock Pursuant to the

Agreement and Plan of Merger

dated as of June 11, 2008,

as amended by Amendment No. 1 thereto, dated as of September 9, 2008 by and among

Invitrogen Corporation,

Atom Acquisition, LLC

and

Applied Biosystems Inc., formerly known as Applera Corporation

The undersigned acknowledge(s) receipt of your letter and the Election Form and Letter of Transmittal relating to the Agreement and Plan of Merger, dated as of June 11, 2008 as amended by Amendment No. 1 thereto, dated as of September 9, 2008 (the “Merger Agreement”), by and among Invitrogen Corporation (“Invitrogen”), Atom Acquisition, LLC and Applied Biosystems Inc., formerly known as Applera Corporation (“ABI”).

This instructs you to make the election(s) indicated below for my shares of Applied Biosystems common stock. I understand that a holder who fails to make an election will be deemed to have made a Mixed Election with respect to his shares.

ELECTION

☐	MIXED ELECTION

	(insert number)	shares of Applied Biosystems common stock converted into $17.10 in cash and 0.4543 shares of common stock of Invitrogen per share of Applied Biosystems common stock (subject to adjustment and proration as described in the joint proxy statement/prospectus).

☐	CASH ELECTION

	(insert number)	shares of Applied Biosystems common stock converted into cash payment of $38.00 per share of Applied Biosystems common stock (subject to proration as described in the joint proxy statement/prospectus).

☐	STOCK ELECTION

( insert number)

shares of Applied Biosystems common stock converted into 0.8261 shares of Invitrogen common stock per share of Applied Biosystems common stock (subject to adjustment and proration as described in the joint proxy statement/prospectus).

Signature(s)

(Print Name(s))

(Print Address(es))

(Area Code and

Telephone Number(s))

(Taxpayer Identification or

Social Security Number(s)

Account Number

2